SHAREHOLDERS AGREEMENT

           THIS AGREEMENT is made on July 18, 2002, between LGL HOLLAND B.V. (“LGL”); OUTOKUMPU COPPER PRODUCTS OY a Finnish limited company (“OCP”); OUTOKUMPU HEATCRAFT B.V.

RECITALS

           WHEREAS, LGL and OCP and Company (as defined below) wish to establish a mutually beneficial long term business association based on mutual understanding, cooperation and exchange of information, with LGL and OCP becoming Shareholders (as defined below) in OUTOKUMPU HEATCRAFT B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated by LGL under the laws of The Netherlands and having its official seat (statutaire zetel) in Amsterdam, The Netherlands (the “Company”) to carry on the Business (as defined below); and

           WHEREAS, the Shareholders have agreed to enter into this Agreement for the purposes of recording the terms and conditions on which they will subscribe for shares in and provide funding for the Company, regulating their relationship with each other so long as they are Shareholders in the Company and regulating, as between themselves, certain aspects of the affairs of the Company;

          NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1
INTERPRETATION

           Section 1.1      The following defined terms used in this Agreement have the respective meanings specified below.

                      (a)        Affiliate. “Affiliate” means, when used with respect to a particular Person, (a) any Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) a Person owning or controlling fifty percent (50%) or more of the outstanding voting securities of that Person and (c) any officer, director, shareholder, manager, partner or employee of that Person.

                      (b)       Agreed Form. “Agreed Form” means, in relation to any document, the form of that document which has been agreed upon by the parties hereto and initialed for the purpose of identification by LGL’s Attorneys and OCP’s Attorneys with such changes as the Shareholders may agree upon in writing before the Purchase Closing.

                      (c)       Agreement. “Agreement” means this Agreement, together with the Exhibits and Schedules hereto, as amended from time to time in accordance herewith.

                      (d)       Articles of Association. “Articles of Association” mean the articles of association of the Company contained in its deed of incorporation, in the form attached hereto as Attachment G.

                      (e)       A Shares. “A Shares” means all issued class A shares in the Company.

                      (f)        Bankruptcy. “Bankruptcy” of a Person means (a) the Person’s filing of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the laws or regulations of any Governmental Body, including but not limited to Title 11 of the United States Code or any other federal or state insolvency law, and faillissement (bankruptcy) or surséance van betaling (suspension of payments) in accordance with the Dutch bankruptcy code (b) the making by a Person of any assignment for the benefit of its creditors or (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of a Person’s debts under any other federal or state insolvency law, provided that the same has not been vacated, set aside or stayed within such 90-day period or immediately upon a Person’s filing an answer consenting to or acquiescing in any such petition.

                      (g)     Base Business Plan. “Base Business Plan” means the initial business plan of the Company attached as Attachment A.

                      (h)       Board. “Board” means the managing board of the Company as constituted from time to time.

                      (i)       Bona fide third party. “Bona fide third party” means a Person which is completely independent from the Company and each Shareholder by reference to equity ownership, management control, strategic alliance or other relationship.

                      (j)       B Shares. “B Shares” means all issued class B shares in the Company.

                      (k)       Business. “Business” means, subject to clause (iv) below:

                                 (i)     Lennox International, Inc.’s (LII) heat transfer business in North America (including its manufacturing operations in Juarez in Mexico), France, Italy, the Czech Republic and Asia Pacific, which includes its original equipment manufacturing (“OEM”) heat transfer division located in Grenada, Mississippi, its commercial coil heat transfer operation located in Grenada, Mississippi, its Livernois operations in Dearborn, Michigan, its heat transfer operations located in Cremieu, France and its heat transfer operations located in Prague, the Czech Republic; its heat transfer operations in Torreglia, Italy; and its offices in Singapore and Shanghai. The Business includes all plant, property, equipment and working capital presently used or useable in the designated facilities; those licenses, patent rights, trademarks and trade names used in the Business (including Heatcraft), know-how, and other commercial or proprietary information associated and/or necessary to conduct the Business as presently conducted and foreseen, including all agreements with trade representatives, agents, distributors engaged in marketing activities related to the Business, with products currently manufactured by the Business; and the real estate (including all rights to leaseholds) wherein the Business conducts its manufacturing, distribution or administrative functions in the designated facilities (collectively “Assets”).

                                 (ii)        LII's companies that own and operate the Assets are: Heatcraft Inc. (only the heat transfer operations); Heatcraft Heat Transfer Inc.; Heatcraft Advanced Technologies Inc.; LGL France S.A. (only the heat transfer operations located at Cremieu, France and Heatcraft France S.A.S (formerly known as SCI Groupe Brancher); Heatcraft Prague (formerly known as Friga-Coil) s.r.o.; Heatcraft Italia S.R.L; and Livernois Engineering Co.

                                 (iii)        With respect to Asia Pacific, (A) the Assets are to are to include certain manufacturing equipment located at LII’s Australian facility as provided for in the European Share Purchase Agreement and (B) with respect to the Singapore and Shanghai offices, the Company will have the right to hire those employees of those offices who have been primarily involved in the heat transfer business.

                                 (iv)       “Business” does not include (A) the heat transfer operations which are integrated into LII’s other businesses, which include its HVAC/R operations in North America, Europe, Australia, Mexico, South America and other locations consisting of the following companies: Lennox Industries Inc.; Armstrong Air Conditioning Inc.; Advanced Distributor Products LLC; Excel Comfort Systems Inc.; Allied Air Enterprises Inc.; Heatcraft Refrigeration Products; and Heatcraft Australia Pty Ltd. (all of the heat transfer operations except as specified above) or (B) LII's interest in Frigus-Bohn S.A. de C.V. or (C) LII’s interest in joint venture in Brazil, Heatcraft do Brasil Ltda.

                      (l)       Business Day. “Business Day” means a day (other than a Saturday or Sunday) on which banks in New York, New York (USA) and Helsinki, Finland are open for general business.

                      (m)       Class A Shareholder. “Class A Shareholder” means OCP and any permitted assignee of OCP.

                      (n)       Class B Shareholder. “Class B Shareholder” means LGL and any permitted assignee of LGL.

                      (o)       Closing Date. “Closing Date” is defined in Section 4.1.

                      (p)     Copper Tube Supply Purchase Agreement - OCP/Company. “Copper Tube Supply Purchase Agreement - OCP/Company” means an agreement under which OCP or its Related Persons will supply copper tubing to the Company and US JVCo.

                      (q)        Copper Tube Supply Purchase Agreement - OCP/LGL. “Copper Tube Supply Purchase Agreement - OCP/LGL” means an agreement under which OCP or its Related Persons will supply copper tubing to LGL and its Related Persons.

                      (r)        Depreciation. “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the fair market value of assets contributed to the Company differs from its adjusted basis for income tax purposes at the date of contribution, Depreciation will be an amount which bears the same ratio to that beginning fair market value as the income tax depreciation, amortization or other cost recovery deduction for that Fiscal Year or other period bears to that beginning adjusted tax basis.

                      (s)        European Share Purchase Agreement. “European Share Purchase Agreement” means a share purchase agreement of even date herewith pursuant to which OCP (or its Related Persons) will acquire 55% of the interest in all of the shares or other equity interests of the Company.

                      (t)       Fiscal Year. “Fiscal Year” means the calendar year.

                      (u)       GAAP. “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

                      (v)        Governmental Body. “Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, commission or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                      (w)       Joint Venture and Member’s Agreement. “Joint Venture and Member’s Agreement” means the Joint Venture and Member’s Agreement relating to the operation of US JVCo.

                      (x)       JV Transactions. “JV Transactions” means the following transactions and agreements between the parties and their Affiliates:

                                 (i)       the European Share Purchase Agreement, and the completion of the transactions provided for therein and in Part 1 of Attachment E;

                                 (ii)       the Tech JV Transactions;

                                 (iii)       the US Transactions;

                                 (iv)       the Shared Services Agreement;

                                 (v)       the Product Supply Agreement;

                                 (vi)       the Copper Tube Supply Purchase Agreement - OCP/LGL;

                                 (vii)       the Copper Tube Supply Purchase Agreement - OCP/Company; and

(viii)	a license agreement between Outokumpu Heatcraft LLC as licensor and Heatcraft Inc. as licensee regarding the HEATCRAFT mark and also covering a license by the Company to LII of one patent.

                      (y)        Joint Technology Development Agreement. “Joint Technology Development Agreement” means an agreement among OCP (or its Related Persons), LII, the Company and Tech LLC relating to development activities for heat transfer products, processes and technologies.

                      (z)       LGL’s Attorneys. “LGL’s Attorneys” means Carl E. Edwards, Jr., Esq.

                    (aa)       OCP’s Attorneys. “OCP’s Attorneys” means Hodgson Russ LLP.

                    (bb)        OCP Shares. “OCP Shares” means the Shares in the Company to be purchased by OCP from LGL pursuant to the European Share Purchase Agreement.

                    (cc)        Organizational Documents. “Organizational Documents” means in the case of the Company, its Articles of Association and shareholders register, as amended from time to time, and in the case of any other Person (i) the articles or certificate or deed of incorporation, shareholders register and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the certificate or deed of formation and limited liability company agreement, articles of association or operating agreement, shareholders register of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.

                    (dd)       Person. “Person” means any individual, corporation, partnership, limited liability company, partnership, joint venture, unincorporated association, trust, Governmental Body or other entity.

                    (ee)       Product Supply Agreement. “Product Supply Agreement” means an agreement under which the Company and US JVCo will supply products to LII and its Related Persons.

                    (ff)       Purchase Closing. “Purchase Closing” means the date of the consummation of the transfer of the OCP Shares to OCP in accordance with the European Share Purchase Agreement.

                    (gg)       Shares. “Shares” means the A Shares and the B Shares.

                    (hh)       Shareholders. “Shareholders” means LGL and OCP and each Person who or which may hereafter become a shareholder of the Company.

                    (ii)        Shareholder’s Interest.“ Shareholder’s Interests” means a Shareholder’s aggregate rights in the Company, including the Shareholder’s (i) right to share in the profits and losses of, and the right to receive distributions and allocations from, the Company and (ii) right to vote in all matters coming before the Company.

                    (jj)        Shared Services Agreement.“ Shared Services Agreement” means an agreement between the Company, Outokumpu Heatcraft LLC and LII pursuant to which LII and/or its Related Persons shall provide certain transition services to the Company, US JVCo and the other Acquired Companies.

                    (kk)        Share Percentage.“ Share Percentage” means, as to a Shareholder, the percentage shareholding in the outstanding share capital of the Company, as amended from time to time.

                    (ll)         Tech JV. “Tech J” means the joint venture constituted by the Tech JV Transactions.

                    (mm)     Tech JV Transactions.“ Tech JV Transactions” means the execution and delivery of (i) the Joint Venture and Members’ Agreement between LII and OCP relating to Advanced Heat Transfer LLC, LLC, a Delaware limited liability company (“Tech LLC”), (ii) the Limited Liability Company Agreement for Tech LLC between LII and OCP and (iii) the Joint Technology Development Agreement, and the completion of all of the transactions provided for in those agreements.

                    (nn)       Transfer. “Transfer” means, when used as a noun, any gift, sale, hypothecation, pledge, assignment, attachment or other transfer and, when used as a verb, to give, sell, hypothecate, pledge, assign, attach or otherwise transfer.

                    (oo)       US Transactions. “US Transactions” means:

                                       (i)       the completion of the pre-closing actions by LII and its Affiliates described in US Share Purchase Agreement;

                                       (ii)        the formation of Outokumpu Heatcraft USA LLC (“US JVCo”) and the execution and delivery of the Joint Venture and Members’ Agreement and the US Share Purchase Agreement by and between LII and OCP with respect to US JVCo and the completion of transactions provided for therein.

           Section 1.2      Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein have the meanings ascribed thereto under GAAP.

           Section 1.3      Gender and Number. Unless the context clearly indicates to the contrary, words singular or plural in number will be deemed to include the other, and pronouns having a neuter, masculine or feminine gender will be deemed to include and refer to any and all genders. Whenever the terms “herein,” “hereunder” or words of like import are used in this Agreement, the intended reference is to the entire Agreement and not to the clause, sentence, section or subsection in which that word appears. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

           Section 1.4      Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Section” refer to the corresponding Article or Section of this Agreement. All references to “Attachment” refer to the corresponding Attachment attached to and made a part of this Agreement.

           Section 1.5      Drafting. This Agreement represents the culmination of extensive and arms length negotiations among the parties. No party will be deemed the drafter of this Agreement, and this Agreement will not be construed for or against any party by reason of a particular party being deemed the drafter.

           Section 1.6       Dollars. All references in this Agreement to “Dollars” or “$” means and refers to United States dollars.

ARTICLE 2
CONDITIONS PRECEDENT

           Section 2.1      Conditions. Subject to Section 2.4, the obligations of the parties under this Agreement are subject to satisfaction of the following conditions precedent (opschortende voorwaarden):

                      (a)        Incorporation and Subscription. LGL shall have arranged for the incorporation of the Company by July 26, 2002 in a manner satisfactory to OCP and (i) subscribed for one hundred percent (100%) of the Shares in the Company in consideration for the contribution of the assets and property as contemplated by this Agreement. The Company shall have issued A Shares and B Shares, of which the A Shares shall constitute and represent fifty-five percent (55%) of the aggregate share capital of the Company, and the B Shares shall constitute and represent forty-five (45%) of the aggregate share capital of the Company, each credited as fully paid up to LGL and entered LGL’s name in the register of Shareholders as the holder of those Shares.

                      (b)        Approvals. LGL and OCP shall have filed all necessary notices with, and shall have obtained on terms and conditions satisfactory to LGL and OCP all necessary approvals or consents from, any lender, lessor or other Person and any Governmental Body that LGL or OCP may deem necessary in connection with the transactions contemplated by this Agreement and the JV Transactions, including under the Council Regulation (EEC) No. 4064/89 or similar laws within Finland, the Czech Republic, France and Italy.

                      (c)        Transfer of Business. LGL shall have caused the transfer to the Company or US JVCo, or a 100% subsidiary thereof, of all assets, rights and licenses relating to the Business and owned or used by LGL and any other Affiliate of LGL, including taking the actions and steps set forth on Attachment E.

                      (d)        JV Transactions. LGL and OCP shall have completed the transactions provided for in the European Share Purchase Agreement, OCP shall have acquired the OCP Shares from LGL thereunder, and all of the other JV Transactions shall have been completed.

                      (e)     Litigation. There shall be no pending or threatened litigation of a material nature regarding the Business, the Company or its assets, this Agreement or the agreements contemplated by the JV Transactions.

                      (f)        No Material Adverse Change. There shall not have occurred any change in the assets, operations and/or the financial conditions or prospects of the Business or the Company which constitutes a Material Adverse Change, as defined in the European Share Purchase Agreement.

           Section 2.2      Waiver. Each Shareholder may waive all or any of the conditions set forth in Section 2.1 in whole or in part at any time by notice in writing to the other Shareholder, provided that both parties must waive each condition in order for the waiver to be effective.

           Section 2.3     Best Efforts; Target Closing Date.

                                 (a)        The parties shall use their reasonable best efforts to ensure the conditions set forth in Section 2.1 and in the European Share Purchase Agreement are satisfied on or before September 30, 2002 (the “Target Date”), as such date may be extended by mutual written agreement of the parties or pursuant to Paragraph (b) of this Section 2.3.

                                 (b)        If any Governmental Body with jurisdiction over the enforcement of any law or regulation intended to prohibit or regulate mergers, restraints of trade or monopolization, including the Council Regulation (EEC) No. 4064/89 or similar laws within Finland, the Czech Republic, France and Italy (“Competition Laws”), requests additional information relating to the JV Transactions or the parties and/or if any waiting period has not expired or any clearance or approval under any such Competition Law has not been satisfied or obtained by the Target Date, the Target Date will automatically be extended for such period of time as may be reasonably necessary for the parties to have complied with the Competition Laws and all such requests for information thereunder to the extent applicable to the JV Transactions, but in no event shall the Target Date be extended pursuant to this Paragraph (b) beyond December 31, 2002.

           Section 2.4      No Liability. If the conditions in Section 2.1 are not fulfilled or waived on or before the Target Date, as extended pursuant to Section 2.3, and this Agreement is terminated as provided for in Section 15.2, none of the parties will have any rights or obligations under this Agreement (so that no party will have any claim against the others for costs, damages, compensation or otherwise) except those rights or obligations in respect of any previous breach of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

           Section 3.1      Representations and Warranties of LGL . LGL hereby represents and warrants to Company and OCP that:

                      (a)        Authority. LGL is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands. LGL has full power and authority under its Organizational Documents to execute, deliver and perform this Agreement and to consummate the JV Transactions. The execution, delivery and performance by LGL of this Agreement and the consummation by LGL and/or its Affiliates of the JV Transactions have been duly authorized by all necessary action.

                      (b)        Binding Obligation. This Agreement has been duly and validly executed and delivered by LGL and constitutes the binding obligation of LGL enforceable against LGL in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and overruling principles of reasonableness and fairness (redelijkheid en billijkheid).

                      (c)        No Violation. The execution, delivery and performance by LGL of this Agreement and the consummation by LGL and/or its Affiliates of the JV Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which LGL or any of its Affiliates is subject, (ii) violate any order, judgment, or decree applicable to LGL or any of its Affiliates or (iii) conflict with, or result in a breach or default under, any term or condition of its Organizational Documents of LGL or its Affiliates or any agreement or other instrument to which LGL is a party or by which any of them is bound.

                      Section 3.2      Representations and Warranties of the Company. LGL shall procure that the Company shall as soon as possible after its incorporation represent and warrant to LGL, OCP and OCI that:

                      (a)        Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands. The Company has full power and authority under its Organizational Documents to execute, deliver and perform this Agreement and to consummate the JV Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the JV Transactions have been duly authorized by all necessary action.

                      (b)        Binding Obligation. This Agreement has been duly and validly executed and delivered by the Company and constitutes the binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles.

                      (c)        No Violation. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the JV Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of its Organizational Documents or any agreement or other instrument to which the Company is a party or by which it is bound.

           Section 3.3      Representations and Warranties of OCP. OCP hereby represents and warrants to LGL that:

                          (a)       Authority. OCP is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. OCP has full power and authority under its Organizational Document to execute, deliver and perform this Agreement and to consummate the JV Transactions. The execution, delivery and performance by OCP and/or its Affiliates of this Agreement and the consummation of the JV Transactions have been duly authorized by all necessary action.

                          (b)       Binding Obligation. This Agreement has been duly and validly executed and delivered by OCP and constitutes the binding obligation thereof enforceable against OCP in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and overruling principles of reasonableness and fairness (redelijkheid en billijkheid).

                          (c)       No Violation. The execution, delivery and performance by OCP of this Agreement and the consummation by OCP and/or its Affiliates of the JV Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which OCP or any of its Affiliates is subject, (ii) violate any order, judgment or decree applicable to OCP or any of its Affiliates or (iii) conflict with, or result in a breach or default under, any term or condition of its Organizational Documents or any agreement or other instrument to which OCP or any of its Affiliates is a party or by which any of them is bound.

ARTICLE 4
CLOSING DATE

             Section 4.1       Closing Date. The Closing Date will be the date three Business Days after the satisfaction or waiver of the conditions in Section 2.1 at the offices of Clifford Chance, Amsterdam, The Netherlands, or at such other date and time as the parties may agree.

             Section 4.2       Closing.       On or immediately prior to the Closing Date:

                      (a)       LGL’s Voting. LGL shall use its voting rights on the Shares and take all other action in the Agreed Form to ensure that the Articles of Association shall not have been amended after incorporation of the Company; and

                       (b)       [Reserved].

                      (c)        Closing Documents. Subject to satisfaction of all of the conditions set forth in Section 2.1, LGL and OCP shall, and shall cause their Affiliates to, execute and deliver all instruments, agreements, certificates and other documents, and take all other actions necessary or appropriate, to complete the JV Transactions including the transactions contemplated by this Agreement and the European Share Purchase Agreement. Upon execution of the European Share Purchase Agreement and OCP’s payment of the consideration set forth in the European Share Purchase Agreement, the notarial deed of transfer pursuant to which all A Shares are transferred to OCP shall be executed and the Company shall enter OCP’s name in the register of Shareholders of the Company as the holder of all A Shares.

                      (d)       Shareholders’ Meeting. A meeting of the Shareholders shall be held, at which it shall be:

                                 (i)       resolved that the following persons are appointed as A Directors (as defined below) in accordance with the Articles of Association: Kalevi Nikkila, Hannu Wahlroos, Jyrki Vesaluoma and Geoffrey Palmer..

                                 (ii)       procured that all members of the Board execute the Board Regulations (as defined below).

                                 (iii)       procured that the President (CEO), Chief Financial Officer and Managing Director for European Operations of the Company be appointed, as follows: President (CEO) as nominated by OCP; Chief Financial Officer as nominated by OCP; and Managing Director for European Operations as nominated by LGL.

                                 (iv)       approve of and procure that PricewaterhouseCoopers LLC be appointed as auditors of the Company;

                                 (v)        approve of and procure that the Base Business Plan be adopted; and

                                 (vi)        approve of and procure that agreements for financing lines of credit to meet anticipated cash requirements set out in the Base Business Plan be entered into.

           Section 4.3     Receipt. The receipt of any party’s attorney for any sum or document to be paid or delivered to that party will discharge the obligor’s obligation to pay or deliver it to that party.

           Section 4.4      No Partnership. Nothing in this Agreement will be deemed to constitute a partnership between any of the parties nor constitute any party the agent of any other party for any purpose.

           Section 4.5      No Obligation. No party will be obliged to complete any of the transactions or do any of the things referred to in this Article unless all other transactions and things are completed in accordance with this Article.

ARTICLE 5
BUSINESS OF THE COMPANY

           Section 5.1      Conduct of Business. Except as otherwise required by law or by this Agreement, the Shareholders agree to procure that the Business and the proceedings of the Company will be conducted in such a way as to maximize profit available for distribution to the Shareholders to the extent consistent with good business practice.

           Section 5.2      Shareholder Dealings with the Company. The Shareholders shall procure that the Company shall deal with the Shareholders and their Affiliates on an arm’s length basis. The Shareholders shall endeavor to ensure that any existing or potential conflicts of interest are brought to the attention of the Company and the other Shareholder at the earliest opportunity so that they can be dealt with in accordance with this Agreement. The Shareholders acknowledge and agree that the JV Transactions and any actions arising thereunder are, or for purposes of this Agreement will be deemed to be at arm’s length.

           Section 5.3      Continuing Obligations. The parties agree that, for so long as LGL and OCP are Shareholders, the parties shall cause compliance with the obligations set forth in Attachment L.

           Section 5.4      Conflicting Documents. The Shareholders agree that, if any provisions of the Organizational Documents of the Company at any time conflict with any provisions of this Agreement, they will endeavour to accomplish as close as possible the intentions of the parties and the Shareholders shall exercise all powers and rights available to them to cause the amendment of the Company’s Organizational Documents to the extent necessary and permitted by law to permit the Company and its affairs to be regulated as provided in this Agreement.

ARTICLE 6
MEETINGS OF THE SHAREHOLDERS

           Section 6.1      Meetings. In addition as required by law, the parties shall procure that meetings of Shareholders, for any purpose, will be called by the Board upon receipt of a request in writing signed by Shareholders whose Share Percentages aggregate ten percent (10%) or more. This request must state the purpose or purposes of the proposed meeting and the business to be transacted. These meetings will be held at the statutory address or the principal office of the Company or at such other locations as the Board may indicate in its notice. Notice of any such meeting must be delivered to all Shareholders in the manner prescribed in Article 18 within ten days after receipt of the request and not fewer than 15 days nor more than 60 days before the date of the meeting. The notice must state the place, date, hour and purpose or purposes of the meeting. At each meeting of Shareholders, the Shareholders present or represented by proxy shall adopt such rules for the conduct of the meeting as they deem appropriate. The Company will bear expenses of any such meeting, including the cost of providing notice thereof.

           Section 6.2      Written Consents. Whenever Shareholders are required or permitted to take any action by vote, this action may be taken without a meeting provided that all Shareholders vote in writing in favour of the proposal.

ARTICLE 7
MANAGEMENT

           Section 7.1      Nominations by Shareholders

                      (a)        Board (“bestuur”). Except as otherwise provided in this Agreement, the Shareholders agree that the business, affairs and properties of the Company will be managed by the Board which will at all times be comprised of seven (7) members, with four (4) individual members appointed at the nomination by the Class A Shareholder (the “Class A Directors”, “A directeur”) and three (3) individual members appointed by the Class B Shareholder (the “Class B Directors”, “B directeur”). The Class A Shareholder undertakes to vote in favour of the first candidate on the list of nominations made by the Class B Shareholder and the Class B Shareholder undertakes to vote in favour of the first candidate on the list of nominations made by the Class A Shareholder. For purposes of this Agreement, the term “entire Board” means seven (7) members of the Board (without taking into account any vacancies or absences).

                      (b)        The Shareholders agree and procure that Board resolutions relating to any of the actions listed in (i) Schedule 7.1(b)(i) require prior written approval of both the Class A Shareholder and the Class B Shareholder (the “Major Decisions”) and (ii) Schedule 7.1(b)(ii) require the approval of a majority of the votes of the entire Board and at which that action is taken or by written consent of the entire Board to the extent permitted by applicable law.

           Section 7.2      Appointment, Tenure and Voting of Board.

                      (a)       Appointment. Until changed in accordance with this Agreement, the Shareholders shall procure that the Board will consist of the following individuals:

Class A Directors:	Kalevi Nikkila
Hannu Wahlroos
Jyrki Vesaluoma
Geoffrey Palmer

Class B Directors:	Robert McDonough
Richard Smith
Linda Goodspeed

                      (b)       Vacancies. Upon the death, disability, resignation or removal of a Class A Director, the Class A Shareholder shall prepare a list of at least two candidates for nomination for appointment to the general meeting of Shareholders as member of the Board to fill the vacancy or shall vote to reduce the size of the Board. Upon the death, disability, resignation or removal of a Class B Director, the Class B Shareholder shall prepare a list of at least two candidates for nomination for appointment to the general meeting of Shareholders as members of the Board to fill the vacancy or shall vote to reduce the size of the Board. Article 7.1 (a) shall apply mutatis mutandis.

                      (c)       Salaries. The Shareholders agree that the members of the Board will not receive salaries or other compensation from the Company for serving in their capacities as members of the Board.

           Section 7.3      Officers.

                      (a)        President. The Board shall appoint a President pursuant to a nomination by the Class A Shareholder. The President shall perform the day to day operations of the Company and shall perform all such other duties as are properly required of him or her by the Board. The President shall have powers of attorney to represent the Company (i), individually, for all transactions that do not exceed Euro 1,000,000 and (ii), jointly with the Chief Financial Officer or any Class A Director, for any other transactions. Such powers of attorney shall be filed with the Dutch Chamber of Commerce. Without limiting the foregoing as a matter of internal corporate authority, the President shall have the authority to approve and authorize capital expenditure that are provided for in the Base Business Plan and the Annual Budget. If the Class B Shareholder loses confidence for any reason in the President, the Class B Shareholder may request the Class A Shareholder the President’s dismissal at any time. The Class A Shareholder shall forthwith comply with such request and the Shareholders shall cause their directors to vote in favor of such dimissal. Once the Class B Shareholder has required such removal, that Shareholder may not thereafter require the removal of the individual proposed by it to fill such office for a period of 12 months

                      (b)        Chief Financial Officer. The Board shall appoint a Chief Financial Officer pursuant to the nomination by the Class A Shareholder and he or she shall have the care and custody of all the moneys and securities of the Company. He or she shall cause to be entered in books of the Company to be kept for that purpose full and accurate accounts of all moneys received by him or her and paid by him or her on account of the Company. He or she shall make and sign such reports, statements and instruments as may be required of him or her by the Board or of any state, country or other jurisdiction in which the Company transacts business, and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the Board. If the Class B Shareholder loses confidence for any reason in the Chief Financial Officer, that Shareholder may request the Class A Shareholder dismissal of the Chief Financial Officer at any time. The Class A Shareholder shall co-operate with such request and the Shareholders shall cause their directors to vote in favor of such dimissal. Once the Class B Shareholder has required such removal, that Shareholder may not thereafter require the removal of the individual proposed by it to fill such office for a period of 12 months.

                      (c)        General Manager for European Operations. The Board shall appoint a General Manager for European Operations pursuant to the nomination by the Class B Shareholder and he or she have the powers and duties of immediate supervision and management of the Company’s European operations which usually pertain to his or her office and shall perform all other duties as are properly required of him or her by the Board. If the Class B Shareholder loses confidence for any reason in the General Manager for European Operations, that Shareholder may request the Class B Shareholder the dismissal of the General Manager at any time. The Class B Shareholders shall co-operate with any such request and the Shareholders shall cause their directors to vote in favor of such dismissal. Once the Class A Shareholder has required such removal, that Shareholder may not thereafter require the removal of the individual proposed by it to fill such office for a period of 12 months.

                      (d)       Compensation. The compensation of the President, the Chief Financial Officer and the General Manager for European Operations will be determined by the Board.

                      (e)        Generally. The Board shall from time to time appoint such additional officers as the Board may determine and each of these additional officers will have such authority and perform such duties as the Board may from time to time prescribe and will serve until his or her successor is duly appointed, or until his or her earlier death, resignation or removal. Notwithstanding anything to the contrary contained herein, no officer of the Company will have any power or authority outside the normal day-to-day business of the Company to bind the Company by any contract or engagement or to pledge its credit or to render it liable in connection with any transaction unless expressly authorized to do so by the Board.

                      (f)       Subsidiaries. The elections of the managing boards and chief executive officers of each of the Company's subsidiaries must be approved by an absolute majority of the appointed members of the Board.

           Section 7.4      Representative Standard of Care; Liability to Shareholders. The members of the Board, the President, the Chief Financial Officer and the General Manager for European operations shall perform their managerial duties in good faith and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No member of the Board will be deemed to guarantee, in any way, profit for Shareholders from the operations of the Company. No member of the Board will be liable to the Company or to any Shareholder for any loss or damage sustained by the Company or any Shareholder, unless the loss or damage is the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by a member of the Board or as provided by law. To the extent that, any Affiliate of a member of the Board has duties and liabilities relating thereto to the Company or the Shareholders, that member of the Board acting under this Agreement or otherwise will not be liable to the Company or to any Shareholder for his or her good faith reliance on the provisions of this Agreement.

           Section 7.5     No Management and Control. Except as expressly provided in this Agreement or by law, no Shareholder shall take part in or interfere in any manner with the control, conduct or operation of the Company or have any right or authority to act for or bind the Company or to vote on matters relating to the Company.

           Section 7.6        Other Activities. Except as otherwise set forth in this Agreement, any Shareholder or its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created. Except as otherwise set forth in this Agreement, neither the Company nor any Shareholder or its Affiliates will have any rights in or to any such independent ventures or the income or profits derived therefrom.

           Section 7.7      Transactions with Affiliates. Any services performed for the Company by any Shareholder or Affiliates of any Shareholder must be services that the Board reasonably believes to be, at the time of requesting such services, in the best interests of the Company, and the rate of compensation to be paid for any such services must be reasonable as compared to the amount paid for similar services under similar circumstances.

           Section 7.8      Continuing Obligations. For so long as LGL and OCP are Shareholders, they shall cause compliance with the obligations set forth in Attachment L.

ARTICLE 8
OPERATING COSTS AND EXPENSES

           Section 8.1      Operating Costs. The parties agree that the Company shall pay or cause to be paid all costs and expenses of the Company incurred in pursuing and conducting, or otherwise related to, the business of the Company.

           Section 8.2      Reimbursement. The parties shall procure that the Company shall reimburse the Shareholders and members of the Board of the Company for any out-of-pocket costs and expenses reasonably incurred by them in pursuing and conducting, or otherwise related to, the business of the Company.

ARTICLE 9
FUNDING AND CAPITAL CONTRIBUTIONS

           Section 9.1      Funding Needs.

                      (a)        Bank Loans. The Shareholders shall (i) use all reasonable efforts to arrange banking facilities at the most favorable commercial rates then available for the borrowing required by subsection 10.1(a) and (ii) cause the Company to grant a security interest in its assets in connection with such financing, if required.

                      (b)        Shareholder Loans and Guaranties. In lieu of bank or other institutional financing, the Shareholders may agree, but shall not be required, to lend funds to the Company (and/or the US JVCo) on terms to be mutually agreed upon. No Shareholder will be obligated to guaranty any bank or other indebtedness of the Company or the US JVCo. Notwithstanding the foregoing, if the Class B Shareholder does not make any additional capital contribution required by a Capital Call Notice (as defined in and delivered in accordance with the provisions below), OCP may elect, in lieu of making all or some of its own and LGL’s additional capital contributions pursuant to such Capital Call Notice to loan some or all of the amount of the additional capital contributions required under such Capital Call Notice to the Company at an interest rate per year equal to one year USD interest rate (without margin) as indicated by Reuters Libor O1 Screen (British Bankers Association) plus the margin of three percent (3%).

           Section 9.2     Capital Call.

                      (a)       In the event that the Board or the Shareholders determine to further finance the Company by way of an increase in the share capital of the Company, the Board or the Shareholders, as the case may be, shall request that the Shareholders contribute the additional capital in accordance with the following provisions:

                                 (i)      the Board shall request by written notice (the “Capital Call Notice”) that the Shareholders make additional capital contributions to the Company pursuant to this Article 10 by subscribing for additional Shares from the class of Shares such Shareholder already holds in consideration for which each Shareholder shall contribute its share of the total amount of capital contributions requested in the Capital Call Notice determined by multiplying that total by its Share Percentage.

                                 (ii)       Each Capital Call Notice must include a reasonably detailed statement of the proposed uses of the capital contributions and a date (which date may be no earlier than the fifteenth Business Day following each Shareholder's receipt of the Capital Call Notice) before on which the share issue will take place.

                      (b)        Delinquent and Contributing Shareholders. If a Shareholder (the “Delinquent Shareholder”) does not subscribe for its Shares and contribute its capital contribution, by the date specified in the Capital Call Notice, all or any portion of the capital contribution the Delinquent Shareholder is required to make, as provided in this Article, the other Shareholder (the “Contributing Shareholder”), may contribute the portion of the Delinquent Shareholder’s capital contribution that is in default with the following results:

                                 (i)     the sum so advanced will constitute a capital contribution from the Contributing Shareholder to the Company; and

                                 (ii)        the Company shall issue to the Contributing Shareholder that number of additional Shares of the class of Shares he already holds equal to the number of Shares the Company would have issued to the Defaulting Shareholder if the Defaulting Shareholder would have contributed its capital contribution.

ARTICLE 10
DIVIDEND POLICY

           Section 10.1      Distributions. Dividends. Unless (i) the Base Business Plan requires the expenditure of available funds or (ii) the Company or the US JVCo is legally prohibited from doing so, the Shareholders shall procure that the Company and the US JVCo shall make a distribution to the Shareholders of an aggregate amount equal to thirty percent (30%) of the funds available for distribution for each Fiscal Year.

           Section 10.2      Dividends by Subsidiaries. To the extent that the Company is restricted from paying a dividend under Section 10.1, but a subsidiary of the Company has available distributable reserves, the Shareholders shall procure that the Company shall take all reasonable steps to maximize profits available for distribution by the Company including causing the payment of dividends by a subsidiary to enable the Company to pay the dividends referred to in Section 10.1.

           Section 10.3      Timing. The Shareholders shall procure that the Company shall, to the extent permitted by law, pay dividends within 30 days after the dates of the annual meeting of Shareholders at which its audited financial statements for the preceding Fiscal Year and the dividend distributions are approved.

           Section 10.4      Determination of Profits Available. In deciding whether in respect of any Fiscal Year the Company has profits available for distribution, the Shareholders shall procure that the Company shall ask its auditors to report whether any such profits are available and, if so, the amount of those profits. In giving this report, the Company’s auditors shall act as experts and not as arbitrators and their determination, in the absence of manifest error, will be final and binding on the parties. The Shareholders agree that the Company and the US JVCo shall bear costs of the auditors incurred under this Section.

           Section 10.5      Distributions in Kind. In the event that the Board determines that a portion of the Company’s assets should be distributed in kind to the Shareholders, the Shareholder shall procure that the Board shall determine the fair market value of such assets as of a date reasonably close to the date of distribution.

           Section 10.6      Offset. The Shareholders agree between them and for the benefit of the Company that the Company may offset all amounts owing to the Company by a Shareholder against any distribution to be made to that Shareholder.

ARTICLE 11
PROTECTIVE COVENANTS

           Section 11.1      Certain Competition Matters.

                      (a)        Each of the Shareholders covenants, except as provided for in this Section 13.1, that for so long as it or any of its Affiliates remains a Shareholder of the Company and for a period of four (4) years thereafter (the “Restricted Period”), it shall not and shall ensure that none of its Affiliates shall, either directly or indirectly, through an agent or otherwise:

                                 (i)       engage in any business operating anywhere in the world which is competitive or likely to be competitive with the Business;

                                 (ii)       induce or attempt to induce any supplier or customer of the Company or its Affiliates to terminate its business relationships with the Company or its subsidiaries; or

                                 (iii)       induce, or attempt to induce, any director, officer or key employee of the Company to leave the employment of the Company or its Affiliates.

                      (b)        For clarification purposes, the Shareholders agree that the sale to any Person by OCP or any of its Affiliates of copper tube, including “ACR tube” and chiller tube, will not constitute a violation by OCP of this Section 11.1(a) and (ii) the sale to any Person by LII or any of its Affiliates of heating, ventilating, air conditioning and refrigeration (“HVAC/R”) products will not constitute a violation by the Class B Shareholder of Section 11.1(a).

                                 (i)        LII agrees to conduct its activities, including voting of its shares in Mex-JV, making any management decisions or taking any other action in Mex-JV which it has the power to take in a way that will not violate the terms of the Mexican Joint Venture Agreements, the Share Purchase Agreement or this Agreement and to take no action which will have an adverse impact on the Company.

                      (c)        For clarification purposes, the Members agree that LII can continue to own its interests in the Mexican joint venture consisting of its ownership of 50% of Frigus-Bohn S.A. de C.V. (“Mex-JV”), and its joint venture company in Brazil, Heatcraft do Brasil Ltda (“Brazil-JV”) subject to subsections (d), (e), (f) and (g) below; Heatcraft Australia Pty Ltd. can continue to manufacture and sell heat transfer products in Australia and New Zealand; and LII can continue to manufacture heat transfer surfaces for use in its HVAC/R products.

                      (d)        The heat transfer activities of Heatcraft Australia Pty Ltd. within Australia and New Zealand involving the manufacture, sale and distribution of heat transfer surfaces within Australia and New Zealand will not be considered to be a violation of this Section 11.1 provided that it is in compliance with the Asia Pacific Agreement.

                      (e)        The obligations restricting LGL and Heatcraft Australia Pty Ltd. and Affiliates in subsections (c) and (d) above will terminate when LGL is no longer a member of the Company but those in subsection (d) for both LGL and the Company will continue for three (3) years after such termination.

                      (f)        With respect to (i) any company that LGL proposes to acquire or acquires after Closing that includes a heat transfer business or (ii) any company that the Company proposes to acquire or acquires after Closing that includes any HVAC/R business (“After Acquired Company”) during the Restricted Period: (A) the other party shall have exclusive negotiation rights to purchase the assets of such After Acquired Company that competes with the Business or the HVAC/R business of LGL, as applicable (“Overlapping Business”), but (B) if such other party does not acquire such Overlapping Business of the After Acquired Company pursuant to such negotiations, then LGL or the Company (with LGL not voting), as the case may be, may proceed to complete such acquisition subject to the following conditions: (x) if LGL is the acquiring party of an Overlapping Business, it shall not have the right to use the Heatcraft name or mark with respect to the Overlapping Business, but may use it in its refrigeration business; and (y) the acquiring party shall sell the products of such Overlapping Business through the other party (LGL if it is HVAC/R and the Company if it is heat transfer products) which shall have exclusive distribution rights during the Restricted Period on commercially reasonable terms to be negotiated in good faith.

                      (g)       So long as LGL is a Shareholder of the Company, the Company will not engage in the design, manufacture or sale of equipment and accessory end use products in the HVAC/R industry.

           Section 11.2     Confidential Information. Each party covenants that it and its Affiliates shall:

                      (a)        not (directly or indirectly, through an agent or otherwise) use, copy or disclose to any other Person any information of a trade secret, proprietary or confidential nature relating to the business or affairs of any other party or its Affiliates;

                      (b)        not (directly or indirectly, through an agent or otherwise) use or allow to be used any trade name used by the Company or its subsidiaries or any other name intended or likely to be confused with such a trade name; and

                      (c)        use all reasonable efforts to ensure that any information of a trade secret, proprietary or confidential nature relating to any other party or its Affiliates will be treated as confidential and will not be disclosed to any other Person.

           Section 11.3     Exceptions. Section 11.2 does not apply to information which:

                      (a)       is now or hereafter becomes in the public domain other than as a result of a disclosure in breach of this Agreement;

                      (b)       becomes available to a party on a non-confidential basis from a source other than a party;

                      (c)       is developed by a party independently of information received from a party; or

                      (d)       is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

           Section 11.4      Prior Knowledge of LGL. It is expressly acknowledged and agreed by LGL that in connection with its ownership and operation of the Business prior to the Closing, LGL and its Affiliates had special and extensive access and knowledge of the Business, and that this Article applies to all such knowledge which predates this Agreement; provided, however, that LGL reserves the right to use all such information and any information derived therefrom in its HVAC/R businesses so long as such use does not violate the provisions of Section 13.1.

           Section 11.5     Reasonableness. Each party acknowledges that the provisions of this Article are no more extensive than is reasonable to protect the other parties.

           Section 11.6      Representatives. A Shareholder will not be in breach of this Article by virtue of any member of the Board passing to the Shareholder which nominated him or her for appointment any information he or she receives as a member of the Board, or as a director of any subsidiary of the Company, but nothing contained in this Agreement will require such a disclosure where the member of the Board’s duty to the Company or to any such subsidiary would be breached as a result.

           Section 11.7      Equitable Relief. Each of the Members hereby agrees that its failure to comply with any provision of this Article 11 will cause the other Member and the Company irreparable harm and that the other Member and the Company will be entitled to equitable relief including specific performance, an injunction, a restraining order or other equitable relief in order to enforce any provision of this Article 11, which right will be in addition, to, and not in lieu of, any other remedy to which such Member and the Company may be entitled under applicable law (including monetary damages).

ARTICLE 12
TRANSFER OF SHARES - GENERAL

            Section 12.1     Share Percentages. LGL shall transfer fifty-five percent (55%) of the outstanding Shares to OCP. The Share Percentages of the Shareholders will be as set forth on Schedule 12.1.

           Section 12.2      General Restrictions on Transfer. No Shareholder shall transfer any of its Shares except as otherwise specifically set forth in this Agreement and in accordance with the Articles of Association.

           Section 12.3     Permitted Transfers. Each Shareholder has the right to transfer its Shares to an Affiliate of such Shareholder provided that:

                      (a)     the transferring Shareholder shall remain jointly and severally (hoofdelijk aansprakelijk) liable for its Affiliate’s performance under this Agreement; and

                      (b)      the transferror, the transferree and the non-transferring Shareholders shall consent in writing, in form and substance satisfactory to the non-transferring Shareholders, that the transferree shall be bound by the terms of this Agreement as if he, she or it were the assignor;

                      (c)      the transfer shall not violate or cause the Company to violate any applicable law or governmental rule or regulation or cause the Company to be subject to any reporting requirements of any applicable securities law; and

                      (d)      if requested by the Board, an opinion from counsel to the transferree (which counsel and opinion must be satisfactory to counsel for the Company) must be furnished to the Company stating that, in the opinion of that counsel, the transfer would not violate or cause the Company to violate any applicable law or governmental rule or regulation or cause the Company to be subject to any reporting requirements of any applicable securities law.

           Section 12.4     Transfer Closings.

                      (a)     Completion of any sale and purchase of a Shareholder’s Interest (“Transfer Closing”) pursuant to Article 12 shall take place at the offices of Clifford Chance on the date which is the third Business Day after the Proposed Effective Date of such Transfer as provided by the applicable agreement and law.

                      (b)     At the Transfer Closing, the selling Shareholder shall procure the delivery to the purchasing Shareholder of:

                                 (i)       a duly executed and, if applicable, notarial deed of transfer of Shares and/or duly stamped assignment or assignments in respect of the Interests in favor of the purchasing Shareholder (or such Person or Persons as the purchasing Shareholder may direct) and any certificate(s) representing the Interests; and

                                 (ii)      such other documents as may be reasonably necessary to enable the purchasing Shareholder or its nominee(s) to obtain a good title to all of the Interests being sold, free and clear of all liens, charges, security interests and other encumbrances of any kind.

                                 (c)      Against delivery of the documents referred to in Section 12.4(b) above, the purchasing Shareholder shall pay the purchase price to the selling Shareholder at the Transfer Closing by wire transfer of immediately available funds.

           Section 12.5     Name, Logos and Trademarks. In the event that any Shareholder transfers its Interests for any reason, the parties agree that the name, logos and trademarks of the Company will be amended to remove any reference to the transferring Shareholder; provided, however, that, for clarification purposes, LGL acknowledges that the Company will not be required to remove “HEATCRAFT” from its name, logos or trademarks under any circumstances and shall continue to have the right to use the other trademarks owned or used by the Company in the same manner as permitted prior to any such transfer.

           Section 12.6      Expenses. Each transferring Shareholder agrees to pay, prior the transfer of its Interests, all reasonable expenses, including attorneys’ fees, incurred by the Company in connection with the transfer.

           Section 12.7      Transferree’s Rights. A Permitted Transferee of any Interest will be entitled to vote and to receive distributions of cash or other property from the Company and to receive allocations of the income, gains, credits, deductions, Profits and Losses of the Company attributable to that Interest after the effective date of the transfer.

ARTICLE 13
CALL OPTION

           Section 13.1     Call Option.

                      (a)        Subject to all of the terms and conditions of this Agreement, LGL grants to OCP the option and right to purchase all of the Shares of LGL at the Option Price and during the Option Exercise Period, both terms bearing the meaning as defined in the Joint Venture and Members’ Agreement (the “Option”). Such Option may be exercised by written notice to LGL in accordance with the terms and conditions which are specified in the applicable provisions of the Joint Venture and Members’ Agreement with respect to US JV Co.

                      (b)       Closing of the transactions upon the Option exercised under this Agreement and the transactions provided for with respect to the Call Option as provided for in the Joint Venture and Members’ Agreement shall always be made simultaneously with respect to both transactions.

           Section 13.2      Miscellaneous Call Option Matters.

                      (a)     The Option may only be exercised in respect of all, and for not less than all of LGL’s Shares; and exercise of the Option will oblige LGL to sell, and OCP to purchase, all of LGL’s Shares.

                      (b)        LGL’s Shares shall be sold free and clear of all liens, charges, security interests and other encumbrances of any kind and together with all rights attached or accruing to the Shares at the date of service of the notice exercising the Option.

                      (c)       Until completion of the transfer of the Shares, LGL or the holder of any of its Shares (as the case may be) will be entitled to exercise all voting and other rights attached to its Shares and will be entitled to receive and retain all distributions in respect thereof in the event that the receipt date for distributions and/or dividends is prior to the Closing Date.

                      (d)        If OCP does not exercise the Option during the Option Exercise Period, the provisions of Article 14 will be triggered.

ARTICLE 14
COMPANY SALE; RIGHT OF FIRST REFUSAL

           Section 14.1      Sale Notice. At any time after the expiration of the Option Exercise Period, either OCP or LGL (the “Electing Shareholder”) may send a notice (the “Sale Notice”) to the other Shareholder and the Company indicating the Electing Shareholder’s intent to commence a process leading to the sale of all of the Shares. If the Sale Period (as defined below) expires as provided below, neither party may give another Sale Notice for 24 months after such expiration.

           Section 14.2     Sale Procedures.

                      (a)     If a Sale Notice is sent, the Board shall within 60 days thereafter retain an investment banking firm to solicit offers from bona fide third parties to acquire all of the Shares .. For purposes of this Section 14.2, the term “Sale Period” means the one year period after a Sale Notice is delivered by an Electing Shareholder, which shall be extended for a reasonable period to the extent recommended by the investment banking firm.

                      (b)      The Shareholders shall cooperate in all respects with the investment banking firm selected hereunder in connection with its due diligence and services to the Board. In connection therewith, the Company and Shareholders will not be required to enter into a LOI (as defined below) unless it includes a proposed firm price or firm total consideration that is acceptable to both Shareholders. If one or more offers to purchase all of the Shares is received from a bona fide third party(s) during the Sale Period (“Third Party Offers”), the Shareholders shall review any and all such Third Party Offers with such investment banking firm and seek its opinion as to the fairness of such Third Party Offers and the value of the Company. If either Shareholder desires to accept any such Third Party Offer, the Shareholders agree that, subject to paragraph (c) below, they shall be required to consummate the sale of all of their Shares pursuant to the Third Party Offer.

                      (c)      No Shareholder shall be obligated under this Section 14.2 to sell its Shares pursuant to any Third Party Offer that does not include (i) the release of all guaranties, if any, by such Shareholder of any indebtedness or other obligations of the Company and of the US JVCo and (ii) representations and warranties and indemnification provisions that are reasonable and customary for transactions of this type. In addition, if LGL is the Shareholder that desires to accept a Third Party Offer, OCP shall have the option and right to purchase LGL’s Shares for a consideration equal to what LGL would have received in connection with the completion and closing of the sale of its Shares pursuant to the Third Party Offer under the following circumstances: (A) the Third Party was a result of an auction process managed by the investment banking firm and no LOI was required or (B) if an LOI was required in connection with the receipt of a Third Party Offer, and the total consideration that LGL will receive in connection with the completion of the Third Party Offer is not equal to or greater than 90% of the consideration provided for in the LOI. For purposes hereof, the term “LOI” means a letter of intent, memorandum of understanding or similar preliminary agreement that requires the Company and the Shareholders to negotiate exclusively with a bona fide third party.

           Section 14.3      For purposes of subsection (c) above, if the purchase price included in a Third Party Offer includes any non-cash consideration, the party exercising its option will have the right to substitute cash in an amount equal to the fair market value of such non-cash consideration. If any part of the non-cash consideration consists of registered securities, the fair market value of such securities will be deemed to be the average of their closing sale prices as reported on the applicable national securities exchange or quotation system on which such securities are listed, quoted or admitted to trading for the 20 trading days immediately preceding the date which is two Business Days prior to the day on which the Class A Shareholder notifies the Class B Shareholder that it is exercising the ROFR Option. The fair market value of any other non-cash consideration will be determined by the investment banking firm selected pursuant to Section 14.2, and any such determination will be final and binding on the Shareholders. The Company shall pay the fees of the investment banking firm in making such determination.

ARTICLE 15
TERM

           Section 15.1         Effective Date. This Agreement commences on the date hereof.

           Section 15.2      Termination. This Agreement will be terminated by either Shareholder by written notice to the other Shareholder if the Purchase Closing has not occurred by the Target Date (as extended pursuant to Section 2.3 or otherwise by mutual written agreement). If the Purchase Closing occurs, this Agreement will terminate on the earlier to occur of (a) the liquidation of the Company or (b) there remaining only one Shareholder.

           Section 15.3      Survival. The provisions of this Agreement that are by their terms intended to survive, will continue to apply to a Shareholder notwithstanding that it has ceased to own any Shares. Section 15.2 will not affect any of the rights or liabilities of any parties in connection with any breach of this Agreement which may have occurred before that Shareholder ceased to own any Shares.

ARTICLE 16
DISPUTES

           Section 16.1      ADR Procedures. All claims, disputes and matters in controversy arising out of, or related to this Agreement, or the breach thereof (“Disputes”), shall be settled in accordance with the procedures set forth in this Article and in Attachment P (the “ADR Procedures”).

           Section 16.2      Meetings. The Shareholders shall use reasonable efforts to settle any Disputes but, in the absence of agreement, the remaining provisions of this Article will apply. Such efforts will include (a) at least two meetings of the Board or senior representatives of the ultimate Shareholders and (b) a meeting, telephone or video conference between the respective chief executive officers of the Shareholders. If the dispute has not been settled within 60 days after either Shareholder gives written notice of a Dispute, then either party may trigger the ADR Procedures.

ARTICLE 17
ANNOUNCEMENTS

           Section 17.1      Press Releases. OCP and LGL each issued a press release on April 22, 2002. Unless required by legal requirements of any Governmental Body (“Legal Requirements”), additional public announcements or similar publicity with respect to this Agreement or the JV Transactions will be issued prior to the Closing Date, if at all, only at such time and in such manner as the Shareholders mutually determine.

           Section 17.2      Public Communications. With respect to public communications on the Closing Date or otherwise with respect to the Closing, the Shareholders shall consult in good faith regarding appropriate press releases and, unless required by Legal Requirements the form and content of, any press release, public announcement or similar publicity relating to the Closing, the Company and the parties shall be mutually determined.

ARTICLE 18
GENERAL PROVISIONS

           Section 18.1     Expenses.

                      (a)        Except as otherwise expressly provided in this Agreement or the European Share Purchase Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers.

                      (b)        In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of that party arising from a breach of this Agreement by another party.

           Section 18.2      Confidentiality. Between the date of this Agreement and the Closing Date, the parties shall maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party, any trade secret, confidential or proprietary information obtained from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) that information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of that party, (b) the use of that information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

           Section 18.3     Notices.

                      (a)        Method. Unless otherwise provided in this Agreement, any notice, consent, waiver or other communication to be given hereunder must be in writing and (i) delivered personally (to be effective when so delivered), (ii) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is mailed), (iii) sent by Federal Express or other overnight courier service (to be effective when received by the addressee) or (iv) sent by facsimile transmission (to be effective upon receipt by the sender of electronic confirmation of the delivery of the facsimile provided that a copy is delivered in accordance with clause (a), (b) or (c)), to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which any party designates in writing to the other parties):

If to the Company:

Outokumpu Heatcraft B.V. [ADDRESS TO BE PROVIDED] Attention: CEO

with a copy to:

Outokumpu Copper Products Oy c/o Outokumpu Oyj Riihitontuntie 7 D P.O. Box 280 FIN-02200 Espoo Attention: Corporate General Counsel Facsimile No.: + 358 9 421 2428

If to LGL:
LGL HOLLAND B.V. c/o Lennox International, Inc. 2140 Lake Park Blvd Richardson, Texas 75080-2254 Attention: General Counsel Facsimile No.: 972-497-5268

If to OCP:
Outokumpu Copper Products OY c/o Outokumpu Oyj Riihitontuntie 7 D PO Box 280 FIN-02201 Espoo, Finland Attention: Corporate General Counsel Facsimile No.: 011-358-9-421-2428]

with a copy to:

Hodgson Russ LLP 1800 One M&T Plaza, Suite 2000 Buffalo, New York 14203 Attention: Robert B. Fleming, Jr., Esq. Christine A. Bonaguide, Esq. Facsimile No.: 716-849-0349

                      (b)        Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is not a Business Day, in which event the period will run until the end of the next day which is a Business Day.

           Section 18.4      Jurisdiction; Service of Process. Except as otherwise provided for in Article 21 and Attachment P, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought in the courts of Amsterdam, The Netherlands, subject to appeal and appeal in the second instance (cassatie). Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

           Section 18.5      Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, the Shareholders agree that they shall cause the convening of all meetings, the giving of all waivers and consents and the adoption of all resolutions, and shall otherwise exercise all powers and rights available to them, in order to give effect to the provisions of this Agreement.

           Section 18.6      Entire Agreement. This Agreement constitutes the entire agreement among parties with respect to the subject matter hereof (including the Memorandum of Agreement between LGL and Outokumpu Oyj dated on or about April 9, 2002) and supercedes any prior agreement or understanding matter among the parties with respect to the subject matter hereof.

           Section 18.7      Amendment: Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver. The rights and remedies of the parties are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law except as set forth in this Agreement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

           Section 18.8     Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the The Netherlands.

           Section 18.9      Binding Effect. Except as provided for in Section 12, neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto.

           Section 18.10      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

           Section 18.11     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

           Section 18.12      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

           IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written.

LGL HOLLAND B.V. By: /s/ Carl E. Edwards, Jr. Name: Carl E. Edwards, Jr. Title: Director A

By: ________________________________ Name: Charles E. Donnelly, Jr. Title: Director B

OUTOKUMPU COPPER PRODUCTS OY By: /s/ Kalevi Nikkilä Name: Title: